UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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CHITTENDEN CORPORATION

(Name of Registrant as Specified In Its Charter)

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Filed by Chittenden Corporation

Pursuant to Rule 14a-12

Under the Securities Exchange Act of 1934

This filing consists of certain communications made in connection with the announcement of an Agreement and Plan of Merger, dated as of June 26, 2007, by and between Chittenden Corporation, a Vermont corporation (“Chittenden”), and People’s United Financial, Inc., a Delaware corporation (“People’s United”).

EMPLOYEE EMAIL

Today we are embarking on one of the most significant developments in our corporation’s history.

Chittenden Corporation has agreed to be acquired by People’s United Financial, Inc., a Bridgeport, Connecticut-based entity. This acquisition creates a coming together of like-minded companies and what will become the premier regional banking franchise in New England.

I realize that this is all very new, and I wish that I had the opportunity to share the news in person with each of you. I want to assure you that a tremendous amount of thought has been put into this decision. We firmly believe that joining forces with People’s United brings together two high-performing and community-focused banks that share similar balance sheets, management styles and cultures.

I have such confidence in this partnership that I have agreed to stay on to bring our vision to fruition. In addition, our six individual bank presidents have been asked to remain on and we will receive two board seats.

Ours is a rapidly consolidating industry, so this agreement represents the best opportunity for success in the ever-changing landscape of banking.

There are many reasons why this is a good move for our employees, customers and shareholders. For me, an important point is that People’s United will continue to work with and intends to maintain our multi-bank, locally managed structure. Our job at our six banks will be to ensure that this structure remains the most effective approach for our customers now and in the future.

There will, of course, be changes that naturally occur from the combination of two organizations. I ask you to be patient and continue to do the good work that you do everyday. Any changes that occur will be communicated quickly and clearly.

The team from People’s United is eager to meet all of you, and they expect to learn a great deal from us as well. John Klein, the chairman, CEO and president, plans to tour our banks as soon as possible. I’ve been working with John for some time and my admiration for him, his team and his organization continues to grow. Like Chittenden, People’s United has an incredibly strong commitment to giving back to its communities, including a recently formed $60 million foundation.

There will be much more information and opportunity to discuss this in the days and weeks to come. We will be developing an intranet site that will allow us to provide you with timely information on our plans and answer your questions. To help with some of your initial concerns, I’ve included below both the press release and the answers to some of the questions you may have. If you have any immediate questions, please feel free to ask your manager, your Senior Management Team or your Bank President.

All the best, Paul Perrault

FAQ

About the Acquisition

Q.	What is the transaction that was announced today?

A.	People’s United Financial, Inc. of Bridgeport, Connecticut announced today that it will acquire Chittenden Corporation of Burlington, Vermont in a cash and stock transaction valued at approximately $1.9 billion.

Q.	Who is People’s?

A.	People’s United Financial, Inc. is the holding company of People’s United Bank (peoples.com), one of Connecticut’s largest banks. Headquartered in Bridgeport, CT, People’s United Financial has assets of $14 billion (pro forma).

A diversified financial services Company founded in 1842, People’s United Financial provides consumer, commercial, insurance, retail investment and wealth management and trust services to personal and business banking customers. It has more than 240 ATMs and 160 branches, 75 of which offer convenient seven-day banking in Super Stop & Shop locations across the state of Connecticut.

Key Financial Data (as of 3/31/2007)

Total Assets:	$11.6 billion ($14 billion pro forma)
Loans:	$ 9.3 billion
Core Deposits:	$ 10.0 billion
Stockholders’ Equity:	$ 1.4 billion

Timeline Highlights

2007

People’s United Financial completes second-step conversion in April, raising $3.44 billion. People’s Bank changes name in June to People’s United Bank

2006

People’s Bank changes from state-chartered to nationally-chartered savings bank.

Announces plans for a second-step conversion to a company owned fully by shareholders

2004

People’s Bank exits credit card business, selling division to the Royal Bank of Scotland.

All employees maintain jobs in Bridgeport.

1995

People’s Bank enters into exclusive relationship with Stop & Shop supermarket chain to operate branches in all Super Stop & Shop stores in Connecticut

1988

People’s Bank establishes People’s Mutual Holdings, a mutual holding company owning approximately 58 percent of People’s Bank shares; Remaining 42 percent of

People’s Bank shares begin active trading on the NASDAQ exchange under ticker symbol PBCT

1985

People’s Bank begins offering Visa and MasterCards

1953

First branch opens in Stratford, Connecticut

1900

Bank assets totaled nearly $4 million

1842

Bridgeport Savings Bank chartered

Q.	Why is Chittenden entering into this transaction?

A.	It’s a unique opportunity for Chittenden Corporation to become a part of a larger entity that has the same vision Chittenden has been operating under for many years – “doing the right thing for our customers and shareholders”.

Moving forward, as the competition intensifies, there is a need for stronger capital. In People’s United, we’ve found a company with all of the traits that will help Chittenden further service it’s customers throughout New England.

And, as the competition continues with much larger banks, it is time to build a strong New England financial services company that can continue the local banking tradition, and be large enough to provide the latest in technology for our customers and shareholders.

Q.	Why did People’s United decide to acquire Chittenden Corporation?

A.	The transaction brings together two of the premier regional banking franchises in the Northeast. People’s United is pleased to have the opportunity to partner with Chittenden Corporation as each organization has a history of engaging employees to provide superior customer service and convenience, while maintaining conservative pricing and disciplined underwriting standards. Both organizations, likewise, have deep and long-standing commitments to their respective customers, employees and communities.

The union of People’s United and Chittenden Corporation will enhance our combined competitive position and our core strengths. We are two customer-focused organizations and this strategic combination leverages the unique New England opportunity to expand banking on the local level. The union of these two great organizations will further enhance our combined ability to serve our existing customers, invest in our capabilities and reinforce our strong brands as we grow.

Q.	Is this acquisition a good thing for our customers and shareholders?

A.	Both companies share similar philosophies and cultures. Both believe that – to drive shareholder value – we must provide an exceptional customer experience through engaged employees. The two companies will together provide current and future customers with a superior experience from their local bank and even more convenience across New England.

Q.	How will this affect Chittenden Corporation’s customers?

A.	Customers of Chittenden Corporation banks will experience very little change. The same faces will greet our customers at each branch and – because there is virtually no overlap of our markets – we anticipate nearly all branch locations will stay unchanged as a result of the transaction. The Chittenden Corporation family of banks will continue to operate and support their communities. People’s United currently believes this is the right model in these unique New England markets and we intend to make it work for the future.

Q.	I’ve heard of People’s United Bank in Connecticut, but didn’t realize they might be an acquirer. What made this transaction possible?

A.	People’s United recently made some changes, converting to a national charter and undertaking a second-step conversion to a 100 percent publicly owned stock company. It raised $3.44 billion in the second-step conversion and that capital will be partially leveraged in this transaction. People’s United was ranked #1 in 2006 by The Wall Street Journal for 3-year, 5-year and 10-year average returns to shareholders.

Q.	When is the acquisition expected to close?

A.	The announcement took place on June 27th and the transaction is expected to close in the first quarter of 2008. It is subject to approvals by regulators and Chittenden Corporation’s shareholders.

About our Banks

Q.	Will the Chittenden Corporation family of banks’ names be changed to People’s United?

A.	People’s United intends to keep in place this uniquely New England multi-bank operating and branding model. It currently believes it is the right approach in these markets and intends to make it work for the future. This, of course, also minimizes changes for employees and customers.

Q.	Will any branches in the Chittenden Corporation family of banks close as a result of the acquisition?

A.	Because this is an out-of-market transaction and there is virtually no overlap of our markets, we anticipate nearly all branch locations will stay unchanged.

Q.	Will People’s United support Chittenden Corporation’s communities?

A.	People’s United remains committed to serving the communities in which Chittenden Corporation conducts business and intends to maintain the levels of charitable giving for the communities in Chittenden Corporation’s markets.

Q.	Where will headquarters be?

A.	The headquarters of each bank will remain as they are today:

The Bank of Western Massachusetts, Springfield, Massachusetts

Chittenden Bank, Burlington, Vermont

Flagship Bank, Worcester, Massachusetts

Maine Bank & Trust, Portland, Maine

Merrill Bank, Bangor, Maine

Ocean Bank, Portsmouth, New Hampshire

The headquarters of People’s United Financial, Inc. – the holding company for the combined institutions – will remain in Bridgeport, Connecticut.

Q.	Are Paul Perrault and the rest of the bank presidents staying on?

A.	Paul Perrault will remain on as a member of the People’s United executive team helping drive the integration of the two institutions. The presidents of each of the other six banks will be asked to stay with People’s United to continue their work of growing their franchises.

Q.	When will Chittenden Corporation systems be converted to People’s United systems?

A.	No specific operational decisions will be made until the transaction closes, which is expected to be in the first quarter of 2008.

Community Commitment

Q.	Why are Chittenden Corporation and People’s United a good fit as part of the same corporate family?

A.	The corporate cultures of the two companies are very similar:

•	Both operate as socially responsible organizations, contributing a great deal to the communities in which they are located.

•

Chittenden Corporation is a national leader in socially responsible business practices, consistently earning a place on the list of the “100 Best Corporate Citizens” with international powerhouses like Timberland, The Gap, Nike, Google and Intel.

•

People’s United has been recognized throughout the state of Connecticut for its community support and the Hartford Business Journal named it the Best Workplace in Connecticut with over 1,000 employees.

Both People’s and Chittenden Corporation have deep community roots:

•	People’s was founded in 1842

•	Chittenden was founded in 1906

•	Both employ people with many decades of service

•	Chittenden Corporation donates over $2 million a year to its communities

•	People’s United funded a $60 million community foundation in April

Both, People’s United Financial, Inc. and Chittenden Corporation have long-standing and deep commitments to their employees, customers and communities.

About Chittenden Corporation Employees

Q.	How will employees be affected by this transaction?

A.	Aligning with People’s United provides new opportunities for everyone – both customers and employees.

It will take a significant amount of time to finalize the acquisition, and we can assure you that the process will be thoughtful and will be focused on finding the best solutions for our employees, customers and shareholders. New job opportunities that arise from the creation of this new larger, New England-based organization will be offered to existing employees first. In addition, we will work with impacted employees when possible to try to help them pursue other appropriate employment opportunities within People’s United.

Paul Perrault will become a member of the executive team helping drive the integration of the two institutions. The presidents of each of the other six banks have been asked to stay with People’s United to continue their work of growing their franchises.

The Chittenden Corporation family of banks will continue to operate and support their communities. People’s United currently believes this is the right model in these unique New England markets and we intend to make it work for the future.

Q.	Will there be staff reductions as a result of the acquisition?

A.	Our goal is to create a combined business model that minimizes disruption to our customers and impact to our employees. As with any acquisition, we will be working together in a thoughtful process to understand and evaluate our organizational structure, roles and staffing needs as we move forward together.

Q.	Will there be any new jobs created as a result of this transaction?

A.	We are going to be a stronger and growing organization as a result of this transaction and more competitive than either of us were individually. We are anticipating that this will translate into new and more opportunities for all employees. We will know more after the transaction closes, which is anticipated to take place in the first quarter of 2008

Q.	When will I know if my job is being eliminated?

A.	No specific staffing decisions will be made until the transaction closes, which is expected to be in the first quarter of 2008. However, as decisions are made, we will be sure to communicate as quickly and as clearly as possible.

Q.	How will you determine which positions to keep or eliminate?

A.	People’s United understands that decisions about jobs are the most important question for many employees. Senior management of both companies will work together to determine organizational structures and staffing levels for our future business model. Planning will take place as we approach the closing date and we will communicate with employees as soon as reasonably possible.

Q.	If my position is eliminated will I be offered severance pay?

A.	If an employee’s position is eliminated as a result of this acquisition and a comparable job opportunity is not found, the employee will be offered a severance package and career transition services. In addition, we will work with impacted employees when possible to try to help them pursue other appropriate employment opportunities within the company.

Q.	Will my health and welfare benefits change?

A.	Current health and welfare benefit programs at Chittenden Corporation and People’s United will not change as a result of the transaction. As we work together to understand and evaluate each others’ benefits packages and plans, we will begin to develop an integration plan that we will communicate in the months after the closing, which is expected to be in the first quarter of 2008.

Q.	As a Chittenden Corporation employee, will I continue to receive my paycheck in the same way?

A.	Yes, paychecks will be delivered the same way. After the close of the transaction, we will communicate any potential changes in payroll practices before they take place.

About Employee Communications

Q.	How can employees submit a question about the acquisition?

A.	In the next few days we will set up an intranet site that will allow for questions. Each week we will answer your questions and send the answers out to all employees.

In some cases, it may not be possible to provide an answer to a specific question, or it may not be suitable for posting (e.g., it may be too specific and/or apply to an individual situation.) We will make every effort to address all employee questions, publish as many as possible and let employees know if an answer is not yet known, but will be addressed in due course.

Q.	How will employees of Chittenden Corporation and People’s United get information about the acquisition as decisions are made?

A.	In addition to meetings with managers (who are our employees’ principal contact for information), emails and employee meetings, an intranet site will be set up as a communication tool and will serve as the central location for all acquisition-related communications.

Additional Information and Where to Find It

In connection with the proposed merger, People’s United will file with the Securities and Exchange Commission (the “SEC”) a Registration Statement on Form S-4 that will include a proxy statement of Chittenden that also constitutes a prospectus of People’s United. Chittenden will mail the proxy statement/prospectus to its stockholders. Investors and security holders are urged to read the proxy statement/prospectus regarding the proposed merger when it becomes available because it will contain important information. You may obtain a free copy of the proxy statement/prospectus (when available) and other related documents filed by People’s United and Chittenden with the SEC at the SEC’s website at www.sec.gov. The proxy statement/prospectus (when it is available) and the other documents may also be obtained for free by accessing People’s United’s website at www.peoples.com under the tab “Investor Relations” and then under the heading “Financial Information” or by accessing Chittenden’s website at www.chittendencorp.com under the tab “Investor Resources – SEC Filings”.

Participants in this Transaction

People’s United, Chittenden and their respective directors, executive officers and certain other members of management and employees may be soliciting proxies from Chittenden stockholders in favor of the merger. Information regarding the persons who may, under the rules of the SEC, be considered participants in the solicitation of the Chittenden stockholders in connection with the proposed merger will be set forth in the proxy statement/prospectus when it is filed with the SEC. You can find information about the executive officers and directors of People’s United in the final prospectus for its conversion filed with the SEC on March 21, 2007. You can find information about Chittenden’s executive officers and directors in its definitive proxy statement filed with the SEC on March 9, 2007. You can obtain free copies of these documents from People’s United or Chittenden using the contact information above.

Forward-Looking Statements

This communication contains statements that may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current plans and expectations, which are subject to a number of risk factors and uncertainties that could cause future results to differ materially from expectations. These differences may be the result of various factors, including, among others: (1) failure of the parties to satisfy the closing conditions in the merger agreement in a timely manner or at all; (2) failure of the stockholders of Chittenden to approve the merger agreement; (3) failure to obtain governmental approvals of the merger, or imposition of adverse regulatory conditions in connection with such approvals; (4) disruptions to the parties’ businesses as a result of the announcement and pendency of the merger; (5) costs or difficulties related to the integration of the businesses following the merger; (6) changes in general, national or regional economic conditions; (7) the risk that the cost savings and any other savings from the transaction may not be fully realized or may take longer than expected to realize; (8) changes in loan default and charge-off rates; (9) reductions in deposit levels necessitating increased borrowings to fund loans and investments; (10) changes in interest rates; (11) changes in levels of income and expense in noninterest income and expense related activities; and (12) competition and its effect on pricing, spending, third-party relationships and revenues. For additional factors that may affect future results, please see Chittenden’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2006. Chittenden undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or other changes.